EXHIBIT 99.1

Reed’s, Inc. (NYSEMKT:REED) Q1 2018 Earnings Conference Call May 14, 2018 4:30 PM ET

Executives

Valentin Stalowir - Chief Executive Officer

Daniel Miles - Chief Financial Officer

Stefan Freeman - Chief Operating Officer

Neal Cohane - Senior Vice President of Sales and Marketing

Analysts

Anthony Vendetti - Maxim Group

Paul Strigler - Esplanade Capital LLC

Operator

Good afternoon, and welcome to Reed’s First Quarter 2018 Earnings Conference Call for the period ending in March 31, 2018.

My name is Mike, and I will be your conference call operator today. Today’s call is limited to one-hour, and we’ll have the prepared remarks of Val Stalowir, Reed’s Chief Executive Officer; and also Dan Miles, Reed’s Chief Financial Officer. Following management remarks, they will take your questions.

Before we begin today’s call, I have a safe harbor statement to read to our listeners. I would like to remind our listeners that during this call, management remarks may contain forward-looking statements that are subject to risks and uncertainties and that management may take additional forward-looking statements in response to your questions.

Additionally, please note that non-GAAP financial measures referenced during this call are reconciled to their comparable GAAP financial measures in the press release and the supplemental materials filed with the SEC. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included solely for informational and comparative purposes.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations. Therefore, the Company claims that the protection of the Safe Harbor for forward-looking statements that are contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today, due to such risks, but are not limited to risks relating to demand for the Company’s products; dependence on third-party manufacturers and distributors; changes in the competitive environment; access to capital; and other information detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 14, 2018. Reed’s, Incorporated assumes no obligation to update these projections in the future as market conditions change.

I’ll now turn the call over to Mr. Stalowir. Please go ahead.

Valentin Stalowir

Thank you, and good afternoon, everyone. It is my pleasure to speak with you today to discuss our first quarter results and update you on the continued progress we are making with our transformation and value creation plan.

As I’ve said before, I am confident that we have the right strategy, the right team, the right board, and the right partners in place to capitalize on the substantial opportunity we have with our leading brands that are benefiting from large macro consumer trends and are in attractive and growing beverage categories.

Our transformation is well underway and we expect our new strategic focus to improve margins, allow us to invest in sales and marketing and deliver the financial results to enhance shareholder value. I’ll begin with a brief overview of the first quarter and then provide an update on the progress we’ve made since our last call in March. I’ll then hand the call over to Dan to provide the financial details.

During the first quarter, net revenue was flat with last year at $8.3 million. We are pleased with our ability to hold net revenue flat despite the significant SKU rationalization we implemented last year and the reduced sales and trade spend we had during the quarter versus prior year. We’ll begin to turn that marketing and sales and trade spend back on to support the launch of Virgil’s Zero Sugar, which is shipping to retailers as we speak.

The price increase taken in the third quarter of last year continue to lead to higher average selling prices, which offset lower case volume during the quarter. The price increase in conjunction with the SKU rationalization and our new glass contract with Owen-Illinois led to significant gross margin expansion during the first quarter. Gross profit more than doubled year-over-year and the gross margin percent increased to nearly 28% from 13% in the prior year, up 1,510 basis points.

Gross margin was up 650 basis points sequentially from the fourth quarter last year, which primarily reflects the impact of new OI glass contract. Note that this improvement in gross margin came despite continued idle plant charges during the quarter and we continue to believe that our current efforts can deliver further enhancements to gross margin.

We generated modified EBITDA loss of $700,000 in the quarter nearly a 50% improvement from the loss of $1.3 million in the same period last year. In summary, we’re very pleased with the improved gross margin performance and the early enhancements to our financial performance as a result of our strategic efforts.

Let me walk you through the plan and our recent progress. As we’ve discussed in prior calls, there are five key components to our transformation and value creation plan. The first phase includes new leadership, new strategic focus, optimizing our business model, improving our capital structure. And the second phase of the plan will be investing in sales and brands to transform our great products and good brands to great brands and drive sales growth and increase brand value.

As we highlighted last quarter, we have successfully built out the leadership team and enhanced the board. We have also completed our plans for a new strategic focus directing 100% of our resources to growing the Reed’s and Virgil’s brands. During the first quarter, core brands accounted for 97% of total beverage revenue and thus far in 2018 our top five SKUs accounted for 73% of total sales up from 31% in 2016. Our focus will continue to be on core brands and higher margin products and packages.

We made additional progress in optimizing our business model over the last couple of months and the results of our Owens-Illinois glass contract was evident in the first quarter gross margin. The strategy is to transform from a capital intensive self-production model to an asset like sales and marketing driven enterprise. During our fourth quarter call, we announced the receipt of letter of intent to purchase our Los Angeles manufacturing facility, related assets and the private-label business.

We now have a signed LOI with the buyers and are developing and negotiating definitive document. We remain hopeful for a completion of the transaction this summer. We also continue to progress with the expansion of our strategic co-packing partnerships on both coasts for both bottles and cans and continue to identify and negotiate improved supplier relationships to further lower our cost of goods. The fourth pillar of our plan is to improve our capital structure.

During the first quarter, we utilized proceeds from our rights offering to pay down stretched payables and are now in commercial terms with all of our key vendor partners. During the first quarter, we also paid down to zero, the high interest rate balance on our line of credit and launch the search for more favorable debt alternatives.

We are now in a late-stages of finalizing new debt agreements that we expect will lead to better terms and market rates on our asset-based working capital line and we’ll significantly reduce the cash outflow for debt service, which we then plan to redirect toward increased investment in sales and marketing initiatives.

The second phase in fifth pillar of our transformation plan is where Reed’s really for the first time invests significant levels of capital to drive accelerated revenue growth as well as increased brand awareness, trial and value. We’ve already added marketing and sales resources including new broker relations and soon began to enhance support of our brands, which will transition us into the second phase of our Value Creation plan.

In the second phase, we will develop and execute sales driving, brand building programs, open new retailer accounts in new doors, including increased investment in slotting and in-store trade programs. Drive increased sell-through velocity using public relations, a digital pull campaign and in-store programs such as product sampling and shippers. We’re also launching a brand refresh on both Reed’s and Virgil’s this year, including packaging, website and social media enhancements. The Virgil’s refresh is nearly complete and the Reed’s refresh process is well underway.

And finally, we plan to add to our license distributor network in order to expand our presence in the on-premise and liquor distribution channels. We will begin to see an increase in sales, marketing and promotional spend to support the launch of Virgil’s Zero Sugar, in order to drive awareness, trial and pull off the shelf.

As I noted, we have started shipping product now and have seen a universally favorable response from the trade. More specifically we’re pleased to announce that we have secured national launch commitments from two of the largest retail chains in the country, Kroger and Target stores, and we expect to be on shelf before the end of June.

We’re also processing orders from our two largest distributors that service the natural and specialty retail channels, UNFI and KeHE as well as numerous regional DSD distribution partners throughout the country. We’re in the process of rolling out into several regional chains such as Harris Teeter, Lowe’s Supermarkets, Albertson’s Southwest Division and Woodman’s.

Further launch initiatives include independent national supermarket chains such as Natural Grocers, Mother’s Market, New Seasons, Lazy Acres and Bristol Farms. So far we’re very pleased with our selling efforts today and expect to continue to gain new self-placement in additional retail chains, across the various channel categories as the year progresses.

Our tagline, believe the unbelievable is the perfect description of the responses we are getting when partners, retailers, consumers, and even investors have the opportunity to taste our product. We believe are Virgil’s Zero Sugar innovation is pure genius and had the opportunity to be a major disruptive force in the massive CSD category that has never been able to combine natural, zero calories and great taste until now.

I have to point out that in this day and age, there is no reason why consumers should still be drinking products with artificial colors, artificial flavors, artificial sweeteners, high fructose corn syrup and chemical preservatives. And now with the Virgil’s Zero Sugar offering, they can avoid everything artificial as well as calories and sugar all naturally without having to sacrifice to taste.

The same opportunity for significant category disruption exist for our flagship Reed’s Ginger Beer line that is all natural and is made from fresh organic ginger root. Similar Virgil’s will be refreshing all the branding, packing and digital elements for the Reed’s brand and later this year, we’ll be launching a new Reed’s Zero Sugar line using the same proprietary natural sweetness system that we’re utilizing for Virgil’s.

Reed’s will also be made available for the first time in cans to help drive increased penetration of the club, convenience store and on-premise channels. We expect these efforts combined with increased consumer communication in support of the Reed’s brand will change the way consumers view and experience products that sell themselves as ginger beverages, featuring the word ginger on the front of the package, but containing no actual ginger in the package or on the ingredient list.

As I hope you can tell we are very excited here at Reed’s by our mission to disrupt and elevate the sparkling beverage category. At the same time, we’re also eager to grow our business and enhance shareholder value through the successful execution of our transformation plan. We have made very good progress to date and we see significant opportunities moving forward. We look forward to updating you each quarter on our progress and continuing to deliver improved financial results and shareholder value.

Now let me turn the call over to Dan to run through the first quarter financials.

Daniel Miles

Thank you, Val, and good afternoon, everyone. I am very pleased to give you these financial results. During the first quarter of 2018, net sales were consistent with the prior year at $8.3 million driven by higher revenue per case that was offset by lower case volume.

The combination of the higher revenue per case and the 9.6 decline in cost of goods sold on a per case basis contributed to a more than doubling of gross profit and a significant increase in the gross margin. Gross profit increased 118% to $2.3 million and $1.1 million last year and gross margin increased 27.8% from 12.7% in the prior year period.

As Val discussed, our new glass contract delivered a significant margin benefits driving approximately 900 basis points of the year-over-year improvement and was the primary driver of the 650 basis point improvement in gross margin when compared to the fourth quarter of last year.

Delivery and handling cost increased 28.7% to $1 million or 250 basis point percentage of sales, reflecting one-time transition costs to accommodate new transportation and logistics contracts and generally higher freight costs that have impacted the entire freight industry.

Selling and marketing costs increased 28.6% to $1 million during the quarter. The increase was driven by marketing costs reflecting a build-out of our new marketing department and support agencies.

Selling expenses were flat over year-over-year and as Val mentioned, we are planning increased investment in selling and marketing to support the launch and ramp up of Virgil’s [ZERO] Sugar line beginning in the second quarter.

General and administrative expenses increased 31% to $1.5 million from $1.1 million in the prior year period. The increase was largely due to higher non-cash equity compensation and shareholder related activities.

Therefore in the first quarter the operating loss improved to $1.1 million as compared to $1.6 million loss in the prior year period. The interest expense increased 11% to 500,000. We continue to make progress on our restructuring of our asset-based credit agreement and are targeting the mid-year completion. Once in place we expect the average interest rate and lower interest cost moving forward.

The net loss narrowed to $1.6 million or $0.06 in the first quarter of 2018 from a loss of $2 million or $0.14 per share in the first quarter of 2017. Modified EBITDA was a loss of 700,000 in the first quarter, nearly a 50% improvement from a loss of $1.3 million in the prior year and a sequential improvement from a loss of $1.2 million in the fourth quarter of last year.

Moving to the balance sheet and cash flows, we ended up the first quarter with $3.4 million in cash and cash equivalents and a $4.4 million in undrawn credit line availability. During the first quarter, we used in operating activities $4.6 million and as we indicated in our December rights offering.

We use the cash proceeds to reduce the stretched payables by $2.9 million, which enabled us to return to commercial terms with all of our key suppliers. We further reduced $3.3 million to a drawdown on the outstanding balance on our high interest rate of revolving credit line to near zero. The result of the deployment of cash was to reduce the operating cost and position the Company to obtain more favorable terms for the net debt that remains.

With that, I’d like to open it up for questions. And so operator, can you take it from here. Thank you.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] The first question comes from the line of Anthony Vendetti with Maxim Group. Please go ahead.

Anthony Vendetti

Yes. Hi guys. I just wanted to start out with Virgil’s. I know the launch called the no sugar, launch was supposed to be in April. Can you just give us an update on how that launch went and where are we with that launch right at this moment?

Valentin Stalowir

Yes. I think last quarter we said we’d be producing a product in April and launching and starting shipment this month and that’s what we’ve done, and so we’re very happy with the initial orders, like I’ve walked through a number of major retailer chains that have accepted it for national distribution. So I couldn’t be happier with the progress that we’ve made. And every single buyer meeting we go in, we’re leaving with a yes.

Anthony Vendetti

Okay. So you’re batting 1,000 then I guess on meetings with the zero - the no sugar Virgil’s?

Valentin Stalowir

Yes. Neal, do you want to jump in? I don’t think we’ve gotten a no yet, in terms of every retailer that we have offered and sampled the new Virgil’s zero line with. Neal, you want to jump in?

Neal Cohane

Yes. Thanks. Hey Anthony, how are you doing?

Anthony Vendetti

Good Neal.

Neal Cohane

So Anthony right now when you say batting 1,000, there is not one person, not one buyer that we’ve walked into that. We don’t want this. It’s now a matter of - it’s a rollout, right, so we will be rolling with our two largest - one of our two largest customers out there, our two largest national retailers.

They will lead the way and carve the path, and then there is going to be a lot of regional chains that you’re going to start seeing come on board over the course of the year. It will start rolling this month and it will be a continuous roll as we get into - because each retailer has a different planogram schedule and as their planogram schedule comes, the path, we will enter into the stores. And we will start sending out press releases letting everybody know the success and the rollout schedule.

Anthony Vendetti

Okay. So it sounds like everything is on target, you are producing it, getting it ready in April, you’re going to start shipping it out and rolling it out to some of the stores in May and then throughout the year continue to ramp the production and shipment out to these, a) start with the two large national chains and then go from there, is that about accurate?

Neal Cohane

Yes, that’s accurate.

Anthony Vendetti

Okay. And then on the core brands, Val, I think you mentioned - I just want to make sure I got the percent right, so the top five SKUs accounted for 73% of sales, but the core brands accounted for 97%, could you say that is that right?

Valentin Stalowir

Yes, that’s correct. The top five SKUs accounted for 73% of total sales that’s year-to-date…

Anthony Vendetti

Year-to-date, okay.

Valentin Stalowir

And as opposed to 97% was talking about Q1 only.

Anthony Vendetti

Q1 only, okay, and then if you’re just talking about the core brand, what was the growth 1Q 2018 over 1Q 2017 for those core brands?

Valentin Stalowir

It was flat.

Anthony Vendetti

Okay. So it’s similar to, okay.

Valentin Stalowir

Q3 or Q4 exactly. We raised capital at the end of December and it’s very difficult to program anything from Q1, everything has lead times in terms of retailer execution. So our actual investment in trade spending went down in Q1 in anticipation of putting it really against and support of the Virgil’s Zero Sugar launch. So we had lower - we had a higher price on our retails because of our price increase last year and we had low - a little bit lower volume so netted to a flat year-on-year comparison on the core beverage.

Anthony Vendetti

Okay. And then just two last questions, one on sales, I know you had hired a couple brokers, but can you talk about the sales team or the sales strategy with those brokers and have you hired any other new salespeople to help with these rollouts and then just an update on the candy business?

Valentin Stalowir

Hey, Neal, you want to take the sales strategy moving forward?

Neal Cohane

Yes, absolutely. So the sales strategy right now is we have a national broker. We started and tested with our national broker. Starting January 15, we gave them the east. We’ll call it East of Texas, territory. We were extremely pleased with the results that we’re seeing. So we have now expanded their responsibility to the entire country.

That is for primarily for supermarket chains and natural food stores, throughout the country. The progress is growing well. We are aligning our sales team with their sales team. So we’ll have a small sales team. We’re all using the new broker as an extension of our sales force. So that’s number one.

Number two is we’re just bringing on board a new broker that will help us enter into the world of Costco and club stores, and that that is in works and almost done. So we’ll start seeing our brands open up in some of the Costco regions. And then we’re in the beginning phases of working with a broker right now for our - the C-Store end of the business, which will help us with the national C-Store footprint, and start getting our Zero Sugar, Virgil’s Zero Sugar cans into the national C-Stores.

Anthony Vendetti

Okay. So new brokers also on the C-Store as well as the clubs, and then you said the national broker you’re working with is going to be parallel with the Reed’s team, approximately how many salespeople from the national broker are working on the Reed’s strategy with you? And then I know your team is relatively small, but you can just give us a number of people that are working on it from the national broker side and then you’re size as well?

Valentin Stalowir

Yes, so if we have - the broker has a large footprint. So we’re tapping into a network of about 125 plus sales folks that will be reaching out to every one of the retailers out there. They’re in the process of doing that now and when I say we aligned with our team, we have a small team of six people and each one is aligned with their regions. So they are there to hold them accountable to measure results to make sure that every customers called on, and it’s a very aggressive plan that we have going right now and as we build and we build revenue we will continue to add internal sales folks to our team.

Anthony Vendetti

Okay. Okay and then just a quick follow-up. You decided to keep the candy business. Can you just give us a quick update on how that’s going?

Valentin Stalowir

Yes, we haven’t turned a lot of focus on that yet. It’s flat Q1 to this year to Q1 last year. Some of the magic will be when we can rebrand, refresh the whole Reed’s line. And the second opportunity there is really just putting a person on. Now we actually have a Brand Manager working on a business before it was an orphan and they are putting to get a strategic plan and how to reenergize the growth. And part of the opportunity is really giving the new brokers that we’ve brought on board, the opportunity to sell this in.

And we really currently are selling through our two major distributors, KeHE and UNFI, and we’ve not really offered that up to the broker system as of yet, but we do plan to. So you can imagine now 125 sales reps from our major natural, specialty, and grocery broker now having their own list to be able to offer and sale. We’re anticipating some new doors and added distribution by taking advantage of that relationship. But we’re really going to start seeing that later in the year.

Anthony Vendetti

Okay. Great. Thanks for the update. Appreciated.

Valentin Stalowir

Thanks Anthony.

Operator

[Operator Instructions] We now have a question from the line of Paul Strigler with Esplanade. Please go ahead.

Paul Strigler

Good afternoon, guys. Congrats on the gross margin progress. In terms of the logistics contract, Q1 looks like it was a glass story. When can we expect to see the contribution from logistics and how do we think about the logistics contract and how it might help you accelerate the rollout of both Virgil’s and the Reed’s relaunch, the relaunched product in the cans?

Valentin Stalowir

Thanks Paul. I’ll have Stefan, our COO, who is down in those trenches. He can give you an update on that.

Stefan Freeman

Yes. So I would tell you that the one thing that we’ve been focusing on a more than anything else right now is specifically around making sure that we’ve got the right partner. And so we’ve got a contract with our East and West Coast partners right now and we’ve been focusing in on making sure that they have a logistic portion, so we’re doing some retail work where they actually have brick and motor warehousing that can actually work with a lot of our customers to do pickups and things like that where they can direct-ship.

So some of our customers pick up, and for those customers that pick up, they can actually go in and tender loads directly with the 3PL, and we try and - so we’re working really hard to get that synergy pushed through. And through that we’re able to go in and start negotiating or trying to get the best attractive pricing and make sure that we move our inventory to the customer and get them the service that they deserve and get our products out there and get them out to the marketplace as fast as possible in an efficient manner.

Valentin Stalowir

Yes, I mean it always take some time to transition from an old provider to a new provider and that’s sort of Q1 has been sort of going up that that transition and learning curve, and we hope to start seeing some of the benefits of more efficient partner in the second quarter.

Paul Strigler

Great. And in terms of the plant sale, I don’t know if I missed it on the call, is there any sort of update on timing of when that may close, I heard signed LOI, but I didn’t hear much beyond that?

Valentin Stalowir

Yes. We said and we hope to close in the summer and that’s still the plan. We’re in negotiations of definitive documents. So we’re making good progress, but negotiations are ongoing. And like I said, we had said summer, and we still believe it’s going to be completed by the summer.

Paul Strigler

And can we expect you to net cash on that transaction? I know you can’t disclose a specific amount, but will it be a - will there be cash coming into Reed’s from this transaction at currently sort of…

Valentin Stalowir

Dan, you want to take that one?

Daniel Miles

Yes. Paul, we announced in the K and we’re updating again that we do have a cash offer and a relief of our financing agreement for the building and the equipment that was here in 2009. So the entire compensation package is in the bound of $2.75 million.

Paul Strigler

Perfect. Thank you, guys.

Daniel Miles

All right.

Valentin Stalowir

Thanks Paul.

Operator

There are no more questions at this time. I’ll now turn the call back to Mr. Stalowir. Please go ahead.

Valentin Stalowir

Thank you again for your support and for participating on today’s call. We’re making very good progress with our transformation plan and are looking forward to moving into Phase II of value creation strategy later this summer, following the expected sale of our beverage manufacturing facility which we just talked about and restructuring our credit line and term loan. We look forward to updating you on further progress on our next call. Please don’t hesitate to call with any additional questions. And have a great day. Thanks.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.